EXHIBIT 99.6

EMPIRE PETROLEUM ANNOUNCES COMMENCEMENT OF PREVIOUSLY ANNOUNCED RIGHTS OFFERING

TULSA, Okla., February 2, 2026 -- (BUSINESS WIRE) -- Empire Petroleum Corporation (NYSE American: EP) ("Empire" or the "Company"), an oil and gas company with current producing assets in New Mexico, North Dakota, Montana, Texas, and Louisiana, announced today that it has commenced its previously announced subscription rights offering (“Rights Offering”) pursuant to which it intends to raise gross proceeds of up to approximately $6.0 million. The Company is distributing at no charge to holders of its common stock, par value $0.001 per share (“Common Stock”), as of the close of business on February 2, 2026 (the record date for the Rights Offering), one subscription right for each share of Common Stock held. Each subscription right entitles the holder to purchase 0.057 shares of Common Stock at a subscription price of $2.99 per one whole share of Common Stock. As a result, a stockholder must hold at least 18 shares of Common Stock to receive subscription rights to purchase at least one share of Common Stock. The subscription rights are non-transferable, and will not be listed for trading on any stock exchange or market. In addition, holders of subscription rights who fully exercise their subscription rights will be entitled to over-subscribe for additional shares of Common Stock, subject to proration.

The Rights Offering is expected to expire at 5:00 p.m., Eastern Time, on February 27, 2026 (“Expiration Date”), subject to extension or earlier termination.

Energy Evolution Master Fund, Ltd, the Company’s largest shareholder, has indicated its intent to participate in the Rights Offering and fully subscribe to the shares of Common Stock corresponding to its subscription rights, as well as its intent to fully exercise its over-subscription rights to purchase its pro rata share of the underlying securities related to the Rights Offering that remain unsubscribed at the Expiration Date. Phil E. Mulacek, Chairman of the Board of Empire, also has indicated his intent to participate.

The Company reserves the right, in its sole discretion, to amend or modify the terms of the Rights Offering. The Company also reserves the right to terminate the Rights Offering at any time prior to the Expiration Date for any reason, in which event all funds received in connection with the Rights Offering will be returned without interest or deduction to those persons who exercised their subscription rights as soon as practicable.

Holders of subscription rights who hold their shares directly will receive a prospectus, a prospectus supplement, a letter from Empire describing the Rights Offering, and a subscription rights certificate. Those holders who intend to exercise their subscription rights and over-subscription rights should review all of these materials, properly complete and execute the subscription rights certificates, and deliver the subscription rights certificates and full payment to Securities Transfer Corporation, the subscription agent for the Rights Offering, at the address set forth in the prospectus supplement.

The Rights Offering will be more fully described in the prospectus supplement filed with the Securities and Exchange Commission (“SEC”) on or about the Record Date. Once available, a copy of the prospectus, prospectus supplement or further information with respect to the Rights Offering may be obtained by contacting Securities Transfer Corporation, the subscription and information agent for the Rights Offering, at (469) 633-0101.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT EMPIRE PETROLEUM

Empire Petroleum Corporation is a publicly traded, Tulsa-based oil and gas company with current producing assets in New Mexico, North Dakota, Montana, Texas, and Louisiana. Management is focused on organic growth and targeted acquisitions of proved developed assets with synergies with its existing portfolio of wells. More information about Empire can be found at www.empirepetroleumcorp.com.

SAFE HARBOR STATEMENT

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s estimates, strategy, and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2024, and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, uncertainties associated with legal and regulatory matters, and other risks and uncertainties related to the conduct of business by the Company. Other than as required by applicable securities laws, the Company does not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations, or otherwise.

CONTACTS

Empire Petroleum Corporation

Mike Morrisett

President & CEO

539-444-8002

Info@empirepetrocorp.com

Kali Carter

Communications & Investor Relations Manager

918-995-5046

IR@empirepetrocorp.com